UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) February 20, 2006

WHIRLPOOL CORPORATION

(Exact name of registrant as Specified in Charter)

Delaware	1-3932	38-1490038
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 M63 North, Benton Harbor, Michigan	49022-2692
(Address of Principal Executive Offices)	(Zip Code)

(269) 923-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Executive Compensation

On February 20, 2006, the Human Resources Committee (the “Committee”) of the Board of Directors of Whirlpool Corporation completed its annual performance and compensation review of Whirlpool’s executive officers and approved the following actions for the executive officers who will be included as the Named Executive Officers in Whirlpool’s Proxy Statement for the 2006 Annual Meeting of Stockholders. Whirlpool expects to file its Proxy Statement on or about March 15, 2006. The Proxy Statement will include additional information with respect to compensation arrangements for executive officers and directors of Whirlpool.

1. After a review of individual and company-wide performance and competitive market data, conducted with the assistance of Hewitt Associates LLC, the Committee approved salary increases for two of Whirlpool’s five named executive officers which result in the following annual salaries for 2006: Jeff M. Fettig - $1,100,000 and Roy W. Templin - $550,000. The changes to annual base salaries are effective as of March 1, 2006.

2. The Committee reviewed and approved grants for 2006 of performance-based phantom restricted stock units (“RSU’s”) and performance units to be paid in cash to Messrs. Fettig, Swift, Todman, Periquito, and Templin pursuant to the Strategic Excellence Program established under Whirlpool’s Omnibus Stock and Incentive Plan, which has been previously approved by shareholders. The Committee approved return on equity (without considering the financial effects of the pending acquisition of Maytag Corp.) as the performance measure to be used over the measurement period of one year for Messrs. Fettig, Swift, Todman, and Templin, as these individuals are subject to Section 162(m) of the Internal Revenue Code of 1986, as amended. The Committee approved performance measures for Mr. Periquito based on the Company’s Transformational Scorecard (“TSC”), which is a set of Company performance goals for economic value added (EVA), innovation, and customer loyalty (without considering the effects of the Maytag transaction). If the respective performance measures are achieved, Mr. Fettig will receive a maximum award of 58,300 RSU’s; Mr. Swift will receive a maximum award of 14,500 RSU’s; Mr. Todman will receive a maximum award of 13,400 RSU’s; Mr. Templin will receive a maximum award of 6,500 RSU’s and performance units equal in value to $550,000; and Mr. Periquito will receive a maximum award of 7,234 RSU’s and performance units equal in value to $645,000. Each of these awards is subject to being adjusted downward (or eliminated) by the Committee to align the final award received by each participant with the Committee’s overall assessment of Company performance measured against goals established by the Committee under the TSC. Final awards will be determined by the Committee in February 2007 and paid out to participants in February 2009. At the time of payment, each participant will receive one share of the Company’s common stock for each RSU awarded. The form of the Strategic Excellence Program Grant Document is filed with, and a description of such program is contained in, Whirlpool’s Current Report on Form 8-K filed by Whirlpool with the Securities and Exchange Commission on January 25, 2005, as amended on February 10, 2005, and is incorporated by reference herein.

Director Compensation

After evaluating the competitive market data on non-employee director compensation with the assistance of Hewitt Associates LLC, the Committee recommended, and the Board of Directors approved for 2006 (1) an increase in the annual retainer for non-employee directors from $60,000 to $75,000, (2) an increase in the additional amount paid to a committee chair from $5,000 to $10,000 ($10,000 to $20,000 for the Chair of the Audit Committee), and (3) the initiation of a $20,000 annual retainer for the Presiding Director (currently Allan D. Gilmour).

Indemnification Agreements

On February 20, 2006, the Board of Directors authorized and directed Whirlpool to enter into Indemnity Agreements with each current and future non-employee member of its Board of Directors and certain current and future employees of Whirlpool, including Messrs. Fettig, Swift, Todman, Periquito, and Templin.

The Indemnity Agreements provide for indemnification by Whirlpool of each person subject to an Indemnity Agreement (an “Indemnified Party”) to the fullest extent permitted by law against expenses and damages if the Indemnified Party is, or is threatened to be made, a party to or participant in a legal proceeding by reason of his or her status as a director or officer of Whirlpool or by reason of the fact that he or she is or was serving at the request of Whirlpool as a director, officer, trustee, general partner, managing member, fiduciary, employee or agent. The Indemnity Agreements provide that Whirlpool will advance the expenses of the Indemnified Party incurred in any such proceedings prior to final disposition of the claim. In determining an Indemnified Party’s entitlement to indemnification, the Indemnified Party will be presumed entitled to indemnification, and Whirlpool will have the burden of proving otherwise.

The Indemnity Agreements also provide that if indemnification under the agreement is unavailable in whole or in part to an Indemnified Party, Whirlpool, in lieu of indemnifying and holding harmless the Indemnified Party, will pay the entire amount incurred by the Indemnified Party in connection with any claim relating to an indemnifiable event. The Indemnity Agreements also provide that to the extent Whirlpool maintains liability insurance for directors, officers, employees, or agents or fiduciaries of Whirlpool, the Indemnified Party shall be covered by such policy with no less coverage than what any other individual receives under Whirlpool’s policy.

The above summary of the Indemnity Agreements is qualified in its entirety by reference to the detailed provisions of the form of Indemnity Agreement, a copy of which is filed as Exhibit 10.1 to this Form 8-K and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

10.1     Whirlpool Corporation Form of Indemnity Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WHIRLPOOL CORPORATION

Date: February 23, 2006	By:	/s/ Robert T. Kenagy
	Name:	Robert T. Kenagy
	Title:	Corporate Secretary

Exhibit Index

Exhibit No.	Description
10.1	Whirlpool Corporation Form of Indemnity Agreement